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Exhibit 3(c)

        RESOLVED, that pursuant to the authority specified in Article III, Section 2(b) of this Company's Amended and Restated By-laws, the Board of Directors hereby amends Article III, Section 2 (a) of said Amended and Restated By-laws to read in its entirety as follows:

          The number of directors which shall constitute the Board shall be eight (8) until changed by an amendment duly adopted by the Board amending this Section 2.

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  Exhibit 3(c)